Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-50998, 333-50926, 333-54864 and 333-54874) of Alliance Fiber Optic Products, Inc. of our report dated February 13, 2004, relating to the consolidated financial statements and financial statement schedules which appear in this Form 10-KSB.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 26, 2004